Exhibit 10.19

January 1, 2019

Re: Offer of Employment

Dear Nicole,

AgEagle Aerial Systems, Inc., a Nevada corporation (the “Company”) is pleased to offer you a position as Chief Financial Officer with our Company pursuant to the following terms and conditions of employment. You shall commence employment as of January 1, 2019 (your “Commencement Date”). You shall be based out of your home office and will report to the Chief Executive Officer of AgEagle Aerial Systems, Inc. Executive shall perform the duties of Chief Financial Officer as determined by Chief Executive Officer and/or the Board of Directors or any additional or different duties or jobs as the Company deems appropriate.

As a condition of your employment, and in consideration of your employment and the payments and benefits provided herein, you are required to sign and return to the Company the enclosed Employee Confidentiality and Proprietary Rights Agreement (the “Confidentiality Agreement”).

During your employment with the Company, you are required to devote your full business time and best efforts to your duties and you may not, except with prior written permission from the Company, be personally employed or engaged in any capacity with any business other than the. You acknowledge and agree that, as an employee of the Company, you will comply with all laws and regulations, as well as Company rules, policies and procedures as may be in effect from time to time.

Your base salary shall be $180,000 per year, paid in accordance with the Company’s standard payroll procedures. Your performance shall be reviewed annually by the Compensation Committee of the Board and your base salary may be revised by the Board, in its sole discretion. Additionally, the Company shall withhold from any payments made to you (including, without limitation, those specified in this offer letter) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

During your employment, you will receive vacation, sick and personal days in accordance with then current Company policy. You will be eligible to participate in the Company’s employee benefit plans and programs available to Company employees. Any benefits to which you are entitled shall be determined in accordance with such plans and programs and Company policy. The Company reserves the right to suspend, amend or terminate any employee benefit plan or program at any time.

The Executive will be provided with an initial grant of options to purchase 50,000 shares of common stock, vesting quarterly over two (2) years. Additionally, the current options grant of 12,500 options a quarter (50,000 options a year) will remain effective going forward. The Executive may be eligible for additional equity incentive grants, subject to Executive’s continued employment and satisfactory job performance, which may be made from time to time, by the Board, on the same terms as other executive employees of the Company. Terms and conditions of all the equity incentive grants will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant.

All option awards provided for hereunder shall be subject to your continued employment with the Company through the applicable vesting date or event, as well as your execution of and continued compliance with the Confidentiality Agreement and applicable option award agreements under the terms of the Equity Plan.

This offer is not a guarantee of employment for a specific period of time. Your employment with the Company, should you accept this offer, will be “at-will,” which means that you or the Company may terminate your employment for any or no reason, at any time. In the event you elect to resign your employment with the Company, you agree to provide the Company with 30 days’ written notice of your termination of employment. During this notice period, the Company may ask you to perform specific duties or no duties at all and may ask you not to attend work during all or any part of your notice period. During your notice period, you will continue to receive the salary and benefits that you had been receiving immediately prior to such period, subject any changes generally made for other employees of the Company. Further, upon termination of your employment for any reason, you agree to cooperate with the Company with respect those business-related matters of which you have knowledge and to assist with the orderly return of Company property and transfer of your work to others, as directed by the Company.

You should be aware that the Company employees are not permitted to make any unauthorized use of documents or other information in their employment with the Company, which could properly be considered or construed to be confidential or proprietary information of another individual or company. Likewise, the Company employees may not bring with them onto the premises of the Company any confidential documents or other form of tangible information relating to their prior employer’s business. Further, you represent to the Company that you are not subject to any contract or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties.

This offer of employment and continued employment is conditioned on your establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

This offer is also contingent upon your satisfactory completion (at the Company’s sole discretion) of reference, drug and background checks. This is a standard procedure required for all new hires. Please see the attached consent and waiver form for this procedure.

This offer letter, as well as all matters concerning, arising out of or relating to your employment shall be governed by and construed under the laws of the State of Florida, without regard to its conflict-of-law principles. Further, any dispute concerning or arising out of this offer letter or otherwise out of your employment with the Company shall be heard exclusively in an appropriate state or federal court in Florida and you hereby consent, and waive any objection, to the jurisdiction of any such court. You and the Company each hereby irrevocably waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to this offer letter and all matters concerning your employment with the Company (or the termination thereof).

By signing this letter, you acknowledge that (1) you have not relied upon any representations other than those set forth in this offer letter; (2) the terms of this offer constitute the entire understanding and contain a complete statement of all the agreements between you and the Company; (3) this offer letter supersedes all prior and contemporaneous verbal or written agreements, understandings or communications between you and the Company; and (4) any subsequent agreement or representation between you and the Company shall not be binding on the Company unless contained in writing signed by you and an authorized representative of the Company.

Nicole, we are very excited about the prospect of you joining the Companyfull time as our CFO, and expect that your employment here will be a mutually rewarding experience.

If you have any questions or issues that may arise after reviewing this offer letter, please don’t hesitate to contact me. We look forward to welcoming you to AgEagle Aerial Systems, Inc.

Sincerely,

January 1, 2019

Barrett Mooney

“Agreed and Acknowledged” (please sign, date and retain a copy for your records)

Date:1-01-19